EXHIBIT 99.1

For Immediate Release

Contacts:
Steve Moore	Darby Dye	Manfred Mueller
Chief Financial Officer	Investor Relations-US	Investor Relations-Europe
510 360 2300	510 360 2302	+49 89 9595 5140
smoore@scmmicro.com	ddye@scmmicro.com	mmueller@scmmicro.de

SCM MICROSYSTEMS REPORTS SECOND QUARTER RESULTS

Fremont, CA — July 29, 2003 — SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced results for the second quarter ended June 30, 2003.

     Second quarter results include financial performance for the Company’s Security business only, as SCM has recently sold its consumer digital media and video business, as first announced on June 30, 2003. SCM’s continuing Security business is focused on enabling secure access to digital content and services through the digital television and PC platforms. Financial results for the digital media and video business are being treated as discontinued operations.

     Revenues from continuing operations for the Company’s Security business in the second quarter of 2003 were $19.3 million1, down 18% compared with revenues of $23.7 million in the second quarter of 2002. Gross margin for continuing Security operations in the second quarter was 35%, below management guidance of 40%. Gross margin for the quarter included the writedown of inventory of approximately $0.8 million. Excluding the writedown, gross margin for the quarter would have been 39%.

     Operating expenses for continuing operations for SCM’s Security business in the second quarter of 2003, as reported in accordance with GAAP, were $11.0 million. Excluding amortization of intangibles, restructuring charges related to the Company’s continuing Security business and infrequent charges, operating expenses in the second quarter were $8.6 million. Operating loss reported in accordance with GAAP was $(4.2) million, compared with operating income of $1.0 million in the year ago quarter. Pro forma operating loss was ($1.8) million in the second quarter, compared with pro forma operating income of $2.4 million in the second quarter of 2002.

     Net loss from continuing operations for SCM’s Security business for the second quarter of 2003, as reported in accordance with GAAP, was ($5.2) million, or ($0.34) per share, compared with net income of $0.7 million, or $0.04 per share in the second quarter of 2002. Excluding amortization of intangibles, restructuring charges related to the Company’s

[1] Results for the second quarter 2003 include sales from ASICs and digital media readers which formerly were components of our Digital Media and Video business, and now are included within the continuing operations of our Security business.

continuing Security business and infrequent charges, pro forma net loss for the second quarter was ($2.4) million, or ($0.15) per share. This compares with pro forma net income of $1.5 million, or $0.09 per share in the year ago quarter. Please see the attached tables for a reconciliation of these pro forma results to GAAP results.

     Loss from discontinued operations for SCM’s consumer digital media and video business was $11.0 million in the second quarter, and included $5.9 million of loss on sale of discontinued operations and $5.1 million of operational loss for the business in the second quarter.

     “With the separation of our consumer business behind us, the SCM management team can now focus on leveraging and expanding our strong position in the market for secure digital access solutions,” said Robert Schneider, chief executive officer of SCM Microsystems. “Our priority is now to align our organization and activities to respond effectively to the needs of our customers in the digital TV, network security and physical access industries. We continue to benefit from a strong cash position and have no long-term debt. As a Security company, we believe we are better positioned for growth and profitability over the long term, as our target markets gain momentum.”

Six-Month Results

     For the six months ended June 30, 2003, revenues from continuing operations for the Company’s Security business were $38.1 million, down 20% from revenues of $47.6 million for the first six months of 2002. Net loss for the six-month period as reported in accordance with GAAP, including amortization of intangibles, restructuring charges related to the Company’s continuing Security business and infrequent charges, was ($5.2) million, or ($0.34) per share, compared with net income of $3.1 million, or $0.19 per share for the first six months of 2002.

Guidance

     For the third quarter of 2003, management estimates that revenues from its continuing Security business will be in the range of $15 million to $20 million, reflecting continued economic weakness in Europe and the U.S. and the decreasing pace of new orders from the U.S. government. Gross margin is expected to be 35% to 39%. Within this range of revenue and gross margin, SCM expects to record an operating loss for its continuing Security business in the third quarter. The Company also expects to record further charges related to the restructuring of its continuing Security business over the second half of the year.

Stock Repurchase Program

     Under the Company’s stock repurchase program, through June 30, 2003, SCM had repurchased 618,400 shares of our common stock for a total of $2.8 million.

Conference Call

     SCM will hold a conference call and webcast on July 29, 2003 at 8:30AM Eastern Time to discuss the results of its second quarter. The webcast can be accessed at through the Company’s investor relations site at www.scmmicro.com/ir_en/index.html.

About SCM Microsystems

SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company markets and sells its smart card reader technology for network and physical access and conditional access modules for secure digital TV decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

NOTE: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. These include our statements regarding (i) our expectations for revenue, gross margins, operating loss and restructuring charges for the third quarter and/or second half of 2003; (ii) the Company’s belief that, having disposed of its Digital Media and Video business, it can now leverage and expand its position in the market for secure digital access solutions; (iii) the Company’s belief that it will be able to address the needs of its customers by aligning its organization around its Security business; and (iv) the Company’s belief that it will be able to achieve growth and profitability over the long term. Actual results could differ materially. Our financial results may not meet expectations. We may not successfully execute against our market opportunities or the identified markets and market opportunities may grow or develop differently than anticipated. We may experience greater volatility in sales and net margins as a Security company, as our revenues will depend upon fewer markets and customers. Other risks and uncertainties that could cause SCM’s actual business and operating results to differ include, but are not limited to our ability to continue to grow based on a strategy of participating in multiple early stage markets; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of our retail and original equipment manufacturer customers; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all and we may not participate fully in our target markets and competitors could take market share or create pricing pressure. For a discussion of further risks and uncertainties related to SCM’s business, please refer to SCM’s public company reports, including the Report on Form 10-Q for the quarter ended March 31, 2003, filed with the U.S. Securities and Exchange Commission.

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All trade names are trademarks or registered trademarks of their respective holders.

— FINANCIALS FOLLOW —

NOTE: This press release includes pro forma operating results that are not in accordance with GAAP. A reconciliation of the presentation of pro forma results to GAAP is provided in the following tables. As described in the tables, pro forma net earnings exclude charges related to the amortization of intangibles and restructuring, and infrequent charges. We believe pro forma results allow for SCM and our investors to better evaluate comparable operating results. Further, our pro forma results are a primary indicator our management uses to plan and forecast for future periods. These pro forma results are not intended as a substitute for information presented in accordance with GAAP. Furthermore, our pro forma information may not be comparable to pro forma information that other companies provide.

SCM MICROSYSTEMS, INC.

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Quarter ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues	$19,331	$23,709	$38,053	$47,611
Cost of revenues	12,555	13,875	23,121	27,940

Gross margin	6,776	9,834	14,932	19,671

Operating expenses:
Research and development	2,491	2,145	4,929	4,116
Sales and marketing	2,917	2,532	5,824	4,703
General and administrative	3,171	2,724	5,893	5,662
Amortization of intangible assets	281	149	554	253
Restructuring and infrequent charges	2,098	1,258	2,426	1,813

Total operating expenses	10,958	8,808	19,626	16,547

Income (loss) from operations	(4,182)	1,026	(4,694)	3,124
Loss from investments	(457)	—	(457)	—
Interest and other, net	(435)	(628)	138	(513)

Income (loss) from continuing operations before income taxes	(5,074)	398	(5,013)	2,611
Benefit (provision) for income taxes	(115)	274	(221)	482

Income (loss) from continuing operations	(5,189)	672	(5,234)	3,093
Loss from discontinued operations	(5,156)	(386)	(8,835)	(2,694)
Loss on sale of discontinued operations	(5,889)	—	(5,889)	—

Net income (loss)	$(16,234)	$286	$(19,958)	$399

Income (loss) per share from continuing operations:
Basic	$(0.34)	$0.04	$(0.34)	$0.20
Diluted	$(0.34)	$0.04	$(0.34)	$0.19

Loss per share from discontinued operations:
Basic and diluted	$(0.72)	$(0.02)	$(0.95)	$(0.17)

Net income (loss) per share:
Basic	$(1.06)	$0.02	$(1.29)	$0.03
Diluted	$(1.06)	$0.02	$(1.29)	$0.02

Shares used in computing income (loss) per share:
Basic	15,293	15,592	15,421	15,567
Diluted	15,293	16,096	15,421	16,154

Pro forma results:
Pro forma continuing operating income (loss)	$(1,803)	$2,433	$(1,714)	$5,190
Pro forma net income (loss)	$(2,353)	$1,494	$(1,796)	$4,259
Diluted shares used in pro forma operating income (loss) per share	15,293	16,096	15,421	16,154
Pro forma net income (loss) per share	$(0.15)	$0.09	$(0.12)	$0.26
See attached reconciliation.

SCM MICROSYSTEMS, INC.
Reconciliation of Pro Forma Results
(in thousands, except per share data)

	Quarter ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Reconciliation of pro forma income (loss) from continuing operations
Income (loss) from continuing operations	$(4,182)	$1,026	$(4,694)	$3,124
Add back:
Amortization of intangible assets	281	149	554	253
Restructuring and infrequent charges	2,098	1,258	2,426	1,813

Pro forma income (loss) from continuing operations	$(1,803)	$2,433	$(1,714)	$5,190

Reconciliation of pro forma net income (loss)
Net income (loss)	$(16,234)	$286	$(19,958)	$399
Add back:
Amortization of intangibles	281	149	554	253
Tax effect of amortization and charges	—	(585)	—	(900)
Loss from investments	457	—	457	—
Restructuring and infrequent charges	2,098	1,258	2,426	1,813
Discontinued operations	11,045	386	14,725	2,694

Pro forma net income (loss)	$(2,353)	$1,494	$(1,796)	$4,259

Diluted shares used in pro forma net income (loss) per share	15,293	16,096	15,421	16,154
Pro forma net income (loss) per share	$(0.15)	$0.09	$(0.12)	$0.26

SCM MICROSYSTEMS, INC.

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$48,622	$55,517
Accounts receivable, net	13,154	31,254
Inventories	8,400	39,114
Other current assets	4,310	6,629
Assets of discontinued operations held for sale	25,995	—

Total current assets	100,481	132,514
Property, equipment and other assets, net	14,591	11,786
Intangibles, net	3,448	4,317

Total assets	$118,520	$148,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,991	$21,470
Accrued expenses and other current liabilities	28,943	27,047

Total current liabilities	39,934	48,517
Stockholders’ equity	78,586	100,100

Total liabilities and stockholders’ equity	$118,520	$148,617